Form N-SAR

Sub-Item 77Q1 (a) _2
Material Amendments to Registrant's Charter
2-34393, 811-1879



                             JANUS INVESTMENT FUND

              Certificate Redesignating Janus Flexible Income Fund

  The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the "Trust"), being duly authorized by a majority of the duly elected and qualified Trustees of the Trust acting pursuant to Sections 3.6 and 4.1 of the Trust's Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the "Declaration") does hereby certify that, by affirmative vote of all Trustees of the Trust taken present at a meeting of the Trustees, duly called, convened and held on February 9, 2005, Janus Flexible Income Fund (the "Fund") was redesignated as Janus Flexible Bond Fund.

   All of the current rights and preferences of the Fund remain in full force and effect, as set forth in the Declaration.

   The undersigned further certifies that she has been duly authorized by the Trustees of the Trust to take all necessary action to file a copy of this Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration.


IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated:   February 16, 2005                      /s/ Kelley Abbott Howes
                                                _______________________________
                                                Kelley Abbott Howes, Secretary